Exhibit 23.3

[Letterhead of Cawley, Gillespie & Associates, Inc.]

Consent of Cawley, Gillespie & Associates, Inc.

We hereby consent to the use in this Registration Statement on Form S-1 of information contained in our report for Stroud Energy, Inc. (“Stroud”) dated as of December 31, 2004 and dated as of June 30, 2005 and the inclusion of our evaluation summary letter for Stroud dated August 16, 2005 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Cawley Gillespie & Associates, Inc.
Cawley Gillespie & Associates, Inc.
Petroleum Engineers

Fort Worth, Texas

November 3, 2005